Exhibit 4.2

Number of Shares: _______________	Date of Grant: _______________

FORM OF NON QUALIFIED STOCK OPTION AGREEMENT

AGREEMENT made this _____ day of __________________, 20____, between ____________________________ (the “Optionee”), and VISUALMED CLINICAL SOLUTIONS CORP., a Nevada corporation (the “Company”).

1. Grant of Option. The Company, pursuant to the provisions of The OCTOBER 2006 VISUALMED CLINICAL SOLUTIONS CORP. Nonqualified Stock Option Plan (the “Plan”), set forth as Attachment A hereto, hereby grants to the Optionee, subject to the terms and conditions set forth or incorporated herein, an Option and Purchase from the Company all or any part of an aggregate of _______________ Common Shares, as such Common Shares are now constituted, at the purchase price of $_______________ per share. The provisions of the Plan governing the terms and conditions of the Option granted hereby are incorporated in full herein by reference.

2. Exercise. The Option evidenced hereby shall be exercisable in whole or in part (but only in multiples of 100 Shares unless such exercise is as to the remaining balance of this Option) on or after __________________, 20___ and on or before _________________, 20___, provided that the cumulative number of Common Shares as to which this Option may be exercised (except as provided in paragraph 1 of Article VI of this Plan) shall not exceed the following amounts:

Cumulative Number of Shares	Prior to Date (Not Inclusive of)

The Option evidenced hereby shall be exercisable by the deliver to and receipt by the Company of (i) a written notice of election to exercise, in the form set forth in Attachment B hereto, specifying the number of shares to be purchased; (ii) accompanied by payment of the full purchase price thereof in case or certified check payable to the order of the Company, or by fully-paid and nonassessable Common Shares of the Company properly endorsed over to the Company, or by a combination thereof; and, (iii) by return of this Stock Option Agreement for endorsement of exercise by the Company on Schedule I hereof. In the event fully paid and nonassessable Common Shares are submitted as whole or partial payment for Shares to be purchased hereunder, such Common Shares will be valued at their Fair Market Value (as defined in the 2006 Plan) on the date such Shares are received by the Company and applied to payment of the exercise price.

Optionee other than by the Optionee’s will, by the laws of descent and distribution, as provided in paragraph 9 of Article V of the Plan. The Option shall be exercisable only by the Optionee during his/her lifetime.

VISUALMED CLINICAL SOLUTIONS CORP.
BY: _______________________________
Gerard Dab, Chairman & Chief Executive Officer

ATTEST:

________________________________

Jayne Kirby, Vice President Finance

Optionee hereby acknowledges receipt of a copy of the Plan, attached hereto and accepts this Option subject to each and every term and provision of such Plan. Optionee hereby agrees to accept as binding, conclusive and final, all decisions or interpretations of the Compensation Committee of the Board of Directors administering the Plan on any questions arising under such Plan. Optionee recognizes that if Optionee’s employment with the Company or any subsidiary thereof shall be terminated with cause, or by the Optionee, all of the Optionee’s rights hereunder shall thereupon terminate; and that, pursuant to paragraph 10 of Article V of the Plan, this Option may not be exercised while there is outstanding to Optionee any unexercised Stock Option, granted to Optionee before the date of grant of this Option, to purchase Common Shares of the Company or any parent or subsidiary thereof.

Dated:	____________________________________
____________________________________________
Optionee
____________________________________________
Type or Print Name
____________________________________________
Address
____________________________________________
Social Security No.

Date:

Secretary,

VISUALMED CLINICAL SOLUTIONS CORP.

1035 rue Laurier O.

Montreal, Quebec

Canada H2V 2L1

Dear Sir/Madam:

In accordance with paragraph 2 of the Nonqualified Stock Option Agreement evidencing the Option granted to me on _____________________ under The OCTOBER 2006 VISUALMED CLINICAL SOLUTIONS CORP. Nonqualified Stock Option Plan, I hereby elect to exercise this Option to the extent of __________________ Common Shares.

Enclosed are (i) Certificate(s) No.(s) ____________________ representing fully-paid common shares of VISUALMED CLINICAL SOLUTIONS CORP. endorsed to the Company with signature guaranteed, and/or a certified check payable to the order of VISUALMED CLINICAL SOLUTIONS CORP. in the amount of $_______________ as the balance of the purchase price of $______________ for the Shares which I have elected to purchase and (ii) the original Stock Option Agreement for endorsement by the Company as to exercise on Schedule I thereof. I acknowledge that the Common Shares (if any) submitted as part payment for the exercise price due hereunder will be valued by the Company at their Fair Market Value (as defined in the Plan) on the date this Option exercise is effected by the Company. In the event I hereafter sell any Common Shares issued pursuant to this option exercise within one year from the date of exercise or within two years after the date of grant of this Option, I agree to notify the Company promptly of the amount of taxable compensation realized by me by reason of such sale for federal income tax purposes.

When the certificate for Common Shares which I have elected to purchase has been issued, please deliver it to me, along with my endorsed Stock Option Agreement in the event there remains an unexercised balance of Shares under the Option, at the following address:

Include Optionee’s address here.

____________________________________________
Signature of Optionee
____________________________________________
Type or Print Name